Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statements (Nos. 333-129947 and 333-130638) on Form S-3 of Clearant, Inc. of our report dated March 3, 2006 relating to our audits of the financial statements, which appear in this Annual Report on Form 10-K of Clearant, Inc. for the years ended December 31, 2005 and 2004, and of our report dated March 3, 2006 relating to our audit of internal control over financial reporting for the year ended December 31, 2005.
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
March 16, 2006